U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 12, 2008

NORTHERN ETHANOL, INC.

(Exact name of small business issuer as specified in its charter)

Delaware	000-51564	34-2033194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer ID No.)

193 King Street East

Suite 300

Toronto, Ontario, M5A 1J5, Canada

(Address of principal executive offices)

(416) 366-5511

(Issuer's Telephone Number)

Item 1.01 Entry into a Material Definitive Agreement

Effective March 12, 2008, we executed a term sheet with SK Engineering & Construction Co. Ltd. (“SK E&C’) for the development of an engineering, procurement and construction (“EPC”) contract for our proposed ethanol plant to be located in Sarnia, Ontario, Canada. We expect to receive the EPC contract price from SK E&C by August 2008. If that price is acceptable we expect to execute the EPC contract within 30 days thereafter and proceed to close financing with WestLB AG (“WestLB”) and begin construction at the Sarnia site within 30 days following receipt of confirmation from WestLB that all financing is in place. In the event that we do not execute an EPC contract with SK E&C, we will be required to pay a cancellation fee of $300,000.

Upon the execution of the SK E&C term sheet, a convertible bond term sheet (the “Bond Term Sheet”) dated November 14, 2007, between us and SinoUp & Rise Ltd. of Beijing, China (“SinoUp”) that contained a provision giving SinoUp the right to nominate the EPC Contractor became effective. Under terms of the Bond Term Sheet, SinoUp & Rise Ltd. conditionally agreed to provide the 25% balance of the financing (approximately $45 million per facility) required for our proposed Barrie and Sarnia ethanol facilities in the form of a 7 year convertible bond, subordinated to the WestLB senior and subordinated debt financing. During the first two years from advance, the convertible bond will not pay interest but will instead accrue that interest as principal at an unpaid coupon rate of LIBOR plus 10%. Thereafter, the convertible bond will pay interest at LIBOR plus 15%, and the principal shall be repaid on a straight line basis until maturity.

SinoUp or its assigns shall be able to convert the unamortized amount of the bond into shares of our common stock at a conversion price of $3.00 per share beginning two years after the initial advance. For conversion purposes, the unamortized amount shall not exceed the original principal amount of $90 million. Any conversion that results in SinoUp (or its assigns) owning more than ten percent (10%) of our outstanding equity will result in their receiving a seat on our Board of Directors.

We also expect to enter into similar arrangements with SK E&C for our proposed ethanol plants to be located in Barrie, Ontario, and Niagara Falls, New York. We have not yet received term sheets from SK E&C regarding these facilities as of the date of this Report.

We have previously reported that we had executed an engagement letter and indicative term sheets with WestLB whereby WestLB has conditionally agreed to provide 75% of the financing (approximately $180 million per facility) for the construction of our Barrie and Sarnia ethanol facilities on a “best efforts” basis.

Item 9.01. Exhibits.

Number	Exhibit

10.20	Engineering, Procurement and Construction (“EPC”) term sheet dated March 12, 2008 with SK Engineering & Construction Co. Ltd.

10.21	Convertible bond term sheet dated November 14, 2007 with SinoUp & Rise Ltd

99.5	Copy of Press Release advising of the execution of the SK E&C Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 25, 2008	NORTHERN ETHANOL, INC.
(Registrant)

By:_s/Gord Laschinger___________________
Gord Laschinger, Chief Executive Officer

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